MARATHON OIL POLICY                                  MRO 151

MARATHON OIL CORPORATION

CLAWBACK POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
GENERAL PURPOSE
The Board of Directors (the “Board”) of Marathon Oil Corporation (the “Company”), believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder and the listing standards of the national securities exchange on which the Company’s securities are listed.

STATEMENT
ADMINISTRATION

This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

COVERED EXECUTIVES

This Policy applies to the Company’s current and former executive officers (as determined by the Board in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder and the listing standards of the national securities exchange on which the Company’s securities are listed) (each such individual, an “Executive Officer”) and such other senior executives or employees who may from time to time be deemed subject to this Policy by the Compensation Committee (collectively, with Executive Officers, the “Covered Executives”).

RECOUPMENT; ACCOUNTING RESTATEMENT

In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material

Page 1 of 7	Effective: October 2, 2023 Adopted: October 25, 2023

MARATHON OIL POLICY                                  MRO 151

MARATHON OIL CORPORATION

CLAWBACK POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Compensation Committee will require reimbursement or forfeiture of the Erroneously Awarded Compensation Received (as such terms are defined below) by any Covered Executive as set forth herein.

For purposes of this Policy, the date on which the Company is required to prepare an Accounting Restatement is the earlier of: (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

INCENTIVE-BASED COMPENSATION

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below), including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights and performance units that are granted or vest solely or in part on satisfying a Financial Reporting Measure performance goal and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a Financial Reporting Measure performance goal.

Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (i) salaries; (ii) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership and/or completion of a specified employment period; (iii) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; (iv) wholly time-based equity awards and (v) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal.

For purposes of this Policy, a “Financial Reporting Measure” is: (i) any measure that is determined and presented in accordance with the accounting principles used in

Page 2 of 7	Effective: October 2, 2023 Adopted: October 25, 2023

MARATHON OIL POLICY                                  MRO 151

MARATHON OIL CORPORATION

CLAWBACK POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
preparing the Company’s financial statements, or any measure derived wholly or in part from such measure, and (ii) stock price and total shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

ERRONEOUSLY AWARDED COMPENSATION: AMOUNT SUBJECT TO RECOVERY

The amount of compensation to be recovered under this Policy will be the amount of Incentive-Based Compensation Received (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts and must be computed without regard to any taxes paid (the “Erroneously Awarded Compensation”).

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.

For purposes of this Policy, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period (“Received”).

LIMITATION ON RECOVERY; NO ADDITIONAL PAYMENTS

The right to recovery under this Policy will be limited to Erroneously Awarded Compensation Received on or after October 2, 2023, by a Covered Executive (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association and (iv) during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no

Page 3 of 7	Effective: October 2, 2023 Adopted: October 25, 2023

MARATHON OIL POLICY                                  MRO 151

MARATHON OIL CORPORATION

CLAWBACK POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.

METHOD AND TIMING OF RECOVERY

The Compensation Committee will determine, in its sole discretion, the method for recovering any Erroneously Awarded Compensation hereunder, which may include, without limitation:

•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
•offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

In the event that the Company is required to prepare an Accounting Restatement, recovery of any Erroneously Awarded Compensation hereunder will occur reasonably promptly, in compliance with Section 10D of the Exchange Act, the rules promulgated thereunder and the listing standards of the national securities exchange on which the Company’s securities are listed.

NO INDEMNIFICATION

The Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation.

INTERPRETATION

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards

Page 4 of 7	Effective: October 2, 2023 Adopted: October 25, 2023

MARATHON OIL POLICY                                  MRO 151

MARATHON OIL CORPORATION

CLAWBACK POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed (the “Section 10D Rules and Standards”) as well as any other applicable law.

EFFECTIVE DATE

This Policy shall be effective as of October 2, 2023, the effective date of Section 303A.14 of the New York Stock Exchange’s listing standards (the “Effective Date”) and shall apply to Incentive-Based Compensation Received by Covered Executives on or after the Effective Date (including certain Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date).

AMENDMENT; TERMINATION

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final rules or additional standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

To the extent that this Policy conflicts with Section 10D of the Exchange Act or the Section 10D Rules and Standards, as such may be amended from time to time, this Policy will be deemed to be amended to the extent necessary to comply with Section 10D of the Exchange Act and the Section 10D Rules and Standards.

OTHER RECOUPMENT RIGHTS

The Board intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment or service agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company and its affiliates pursuant to the terms of any similar policy, including, but not limited to, any such similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company. Further, any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights of repayment, forfeiture or rights of offset against any employees that is required pursuant to any statutory repayment requirement (regardless

Page 5 of 7	Effective: October 2, 2023 Adopted: October 25, 2023

MARATHON OIL POLICY                                  MRO 151

MARATHON OIL CORPORATION

CLAWBACK POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 may be considered in determining any amounts recovered under this Policy.

IMPRACTICABILITY

The Compensation Committee shall recover any Erroneously Awarded Compensation in accordance with this Policy except to the extent that the Compensation Committee determines such recovery would be impracticable because:

i.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to the applicable exchange or association;

ii.recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the applicable national securities exchange or association, that recovery would result in such a violation and shall provide such opinion to the exchange or association; or

iii.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

SUCCESSORS; ENFORCEABILITY

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators and/or other legal representatives.

Page 6 of 7	Effective: October 2, 2023 Adopted: October 25, 2023

MARATHON OIL POLICY                                  MRO 151

MARATHON OIL CORPORATION

CLAWBACK POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
If any provision of this Policy or the application of such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

APPLICATION
This Policy applies to all Covered Executives. This Policy is designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder and the listing standards of the national securities exchange on which the Company’s securities are listed and will be interpreted to give effect to and comply with such rules and listing standards.

IMPLEMENTATION
See the “Administration” subsection above.

REVIEW
This Policy shall be reviewed at least once every five years, or more frequently as stipulated by the approver, or when a significant change occurs, including changes in law, that impact content.

EXCEPTIONS
None.

REFERENCES
None.

ADDITIONAL INFORMATION FOR MEGPL
None.

Page 7 of 7	Effective: October 2, 2023 Adopted: October 25, 2023